Exhibit 5.1

October 4, 2022 Castellum, Inc. 3 Bethesda Metro Center, Suite 700 Bethesda, MD 20814

Re: Registration Statement on Form S-1 (File No. No. 333-267249) for Castellum, Inc., a Nevada corporation

Ladies and Gentlemen:

We have acted as counsel to Castellum, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 2, 2022 (Registration No. 333-267249) (as amended, the “Registration Statement”). The Company filed the Registration Statement in connection with the proposed registration of up to: (i) 2,680,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) to be issued and sold by the Company; (ii) 420,000 shares of Common Stock to be sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders Shares”); (iii) 100,000 shares of Common Stock to be sold by a selling stockholder named in the Registration Statement underlying shares of Series B preferred stock (the “Series B Preferred Stock”) to be converted concurrently with the issuance of the Company Shares (the “Selling Stockholder Series B Shares”); (iv) 480,000 shares of Common Stock issuable upon the exercise of an over-allotment option granted by the Company to the underwriters (the “Over-Allotment”); (v) 96,000 shares of Common Stock underlying the underwriter’s warrants (“Underwriter’s Warrants”) to purchase shares of Common Stock; (vi) 781,250 shares of Common Stock to be sold by the selling security holders named in the Registration Statement (the “Selling Security Holders Common Shares”); (vii) 125,000 shares of Common Stock to be sold by a selling stockholder named in the Registration Statement underlying shares of Series B Preferred Stock to be converted concurrently with the issuance of the Company Shares (the “Selling Security Holder Series B Shares”); (viii) 656,250 shares of Common Stock to be sold by a selling security holder named in the Registration Statement underlying warrants (“Selling Security Holder Warrants”) to purchase shares of Common Stock (the “Selling Security Holder Warrant Shares”); and (ix) 656,250 shares of Common Stock to be sold by a selling security holder named in the Registration Statement underlying a convertible promissory note (“Selling Security Holder Note”) to purchase shares of Common Stock (the “Selling Security Holder Note Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, having been issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, including with regard to the Series B Preferred Stock, the Underwriter’s Warrants, the Selling Security Holder Warrants, and the Selling Security Holder Note, and as described in the Registration Statement:

(i)	The Company Shares, when issued, will be validly issued, fully paid and non-assessable;

(ii) (iii)

The Selling Stockholders Shares, having already been issued, are validly issued, fully paid and non-assessable;

The Selling Stockholder Series B Shares, when issued, will be validly issued, fully paid and non-assessable;

(iv)	The Common Stock, when issued pursuant to the Over-Allotment, will be validly issued, fully paid and non-assessable;

(v) (vi) (vii) (viii) (ix)

The Common Stock underlying the Underwriter’s Warrants, when issued, will be validly issued, fully paid and non-assessable;

The Selling Security Holders Common Shares, having already been issued, are validly issued, fully paid and non-assessable;

The Selling Security Holder Series B Shares, when issued, will be validly issued, fully paid and non-assessable;

The Selling Security Holder Warrant Shares, when issued, will be validly issued, fully paid and non-assessable; and

The Selling Security Holder Note Shares, when issued, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the federal laws of the United States and Chapter 78 of the Nevada Revised Statutes. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering and resale offering contemplated by the Registration Statement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior writ ten consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name as it appears in each of the prospectuses included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP